[VENDINGDATA CORPORATION LOGO]


                                                                   EXHIBIT 99.01



Contact: Jessica Neville                or  Yvonne L. Zappulla
         Vice President                     Managing Director
         Marketing and PublicRelations      Wall Street Investor Relations Corp.
         VendingData(TM) Corporation        212-681-4108
         702-733-7195 x121                  Yvonne@WallStreetIR.com
         neville@vendingdata.com




         VENDINGDATA(TM) CORPORATION RECEIVES APPROVAL

         TO TRADE ON THE AMERICAN STOCK EXCHANGE


VENDINGDATA(TM) CORPORATION'S COMMON STOCK WILL TRADE UNDER THE
TICKER SYMBOL VNX


LAS VEGAS, NV--May 3, 2004-VendingData(TM) Corporation (OTCBB: VNDC), a world leading developer, manufacturer and distributor of security products for the gaming industry, announced today that its common stock has been approved for trading on the American Stock Exchange (AMEX) under the stock symbol VNX. Company management anticipates that its shares will begin trading on the AMEX on Tuesday, May 4, 2004, which will coincide with the discontinuance of the quotation of its shares on the OTC Bulletin Board. Kirk Kellogg of Kellogg Capital Group, LLC has been selected as the specialist assigned to VNX.

Steven Blad, CEO of VendingData(TM) Corporation commented, "VendingData has completed its transition from a development company to a commercial enterprise, with operations in the United States and China. Since VendingData meets the more stringent qualifications of the American Stock Exchange, we believe that it is time to move from the OTC Bulletin Board to a national stock exchange. The exchange's specialist system should minimize trading volatility as our business growth gains momentum."

VendingData(TM) Corporation has 17.2 million shares of common stock outstanding and 21.6 million shares of common stock on a fully diluted basis.

The Company's approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the American Stock Exchange, and may be rescinded if the Company is not in compliance with such standards.

            ABOUT VENDINGDATA(TM) CORPORATION

            VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of products for the gaming industry including the SecureDrop(R) System, Deck Checker(TM) and Random Ejection Shuffler(TM) line. The Company's products are currently installed in casinos throughout the United States, including Caesars Palace, Bally's, Paris Hotel and Casino, Caesars Tahoe, Circus Circus, Harrah's, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData(TM) Web site at http://www.vendingdata.com.

This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual events to differ materially from expectations. Factors that could cause actual events to differ materially from expectations include, but are not limited to, the following: unforeseen events that could cause the Company to no longer qualify for listing on the American Stock Exchange; regulatory and jurisdictional issues involving VendingData(TM) Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; compliance with foreign laws and regulations; and the risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission.

                                      # # #